Filed Under Rule 424(b)(3), Registration Statement No. 333-83208
Pricing Supplement Number 77 Dated November 24, 2003
(To: Prospectus Dated March 15, 2002 and Prospectus Supplement Dated March 15, 2002)

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	Survivor's Option	Type of Notes
09700PEX2	$436,000.00	100.000%	1.500%	$429,460.00	4.750%	SEMI-ANNUAL	11/15/2013	05/15/2004	YES	Senior Unsecured Notes
Redemption Information: Callable at 100.000% on 11/15/2008 and every coupon date thereafter..
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Quick and Reilly Inc., U.S. Bancorp Piper Jaffray, UBS Financial Services Inc., Wachovia Securities, Wachovia Securities, Inc The Boeing Capital Corporation Internotes will be subject to redemption at the option of Boeing Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 11/15/2008 at a redemption price equal to 100% of the principal amount of the Boeing Capital Corporation InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

Boeing Capital Corporation 3780 Kilroy Airport Way, Suite 750 Long Beach, CA 90806	Trade Date: Monday, November 24, 2003 @12:00 PM ET
Settle Date: Friday, November 28, 2003
Minimum Denomination/Increments: $1,000.00 / $1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0443 via Pershing, LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is the trade mark of INCAPITAL, LLC. All rights reserved

Boeing Capital Corporation $1,000,000,000.00 Boeing Capital Corporation InterNotes Prospectus Dated 15-Mar-02